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Exhibit 99.2

[LETTERHEAD OF MERRILL LYNCH INTERNATIONAL]

1 November, 2002

Board of Directors
MIH Limited
Abbot Building
Mount Street
Tortola Road Town
British Virgin Islands

Members of the Board:

        We hereby consent to the inclusion of our opinion letter dated September 26, 2002 to the Board of Directors of MIH Limited ("MIHL") as Annex A to the Proxy Statement/Prospectus of Naspers Limited ("Naspers") and MIHL included in the Registration Statement on Form F-4 of Naspers relating to the proposed merger transaction involving MIHL and MIH BVI Limited and reference thereto in such Proxy Statement/Prospectus under the captions "Summary—The Transactions—Opinion of MIHL's Financial Advisor" and "The Transactions—The Merger—Opinion of MIHL's Financial Advisor."

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

              /s/  MERRILL LYNCH INTERNATIONAL

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  Exhibit 99.2
Consent of Merrill Lynch International